News Release

Firsthand Technology Value Fund Announces Distribution of
$0.317276 Per Share

San Jose, CA, December 2, 2013 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, announced today a cash distribution to stockholders of $0.317276 per share. The distribution will be payable on December 23, 2013 to stockholders of record as of December 18, 2013.

The Fund is required to distribute at least 90% of its income and net realized capital gains each year. The entire amount of this distribution represents long-term capital gains, primarily from our successful investment in SolarCity (NASDAQ: SCTY). This is the first distribution to stockholders since the Fund’s inception in April 2011.

“When we set out to make any investment, achieving gains for stockholders is the ultimate goal,” noted Kevin Landis, Firsthand’s CEO. “We are hopeful that this is the first of many profitable exits for the Fund.”

The Fund maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of all distributions on behalf of its stockholders, unless a stockholder has elected to receive distributions in cash. As a result, when the Fund declares a distribution, stockholders who have not previously “opted out” of the DRIP by the record date of the distribution will have their distribution automatically invested into additional shares of SVVC common stock. Although the Fund has a number of options to satisfy the share requirements of the DRIP, it currently expects that the DRIP plan administrator will acquire the shares through open market purchases of common stock.

News Release

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com